Exhibit 99.1

101 Westlake Drive	512-617-3600
Austin, TX 78746	512-617-3697

FOR IMMEDIATE PRESS RELEASE	CONTACT:
October 1, 2004	Sheila Bostick
Senior Vice President
(512) 617-3606 or Sheila_bostick@treatyoakbank.com

TREATY OAK BANCORP, INC. CLOSES STOCK OFFERING, EXCEEDING ITS GOAL

Treaty Oak Bancorp, Inc., parent of recently opened Austin community bank Treaty Oak Bank, closed its initial public stock offering Thursday with the company announcing it had exceeded its $12 million offering goal.  “We’re pleased to announce that stock subscriptions total greater than $13 million” announced Bancorp Chairman Terry Hamann.  “When we began our stock sale in June we were optimistic but uncertain how the community would respond to our self-underwritten offering, but clearly the results indicate that Austinites and Westbankers are enthusiastic with the opportunity to share an ownership interest in their bank” added Hamann.

“We’re thrilled that nearly 500 local investors have joined us embracing our concept for bringing locally owned and managed community banking back to Austin, filling the void created over the last decade with the acquisition of most local banks” stated TOB President & CEO Jeff Nash.  “The community has clearly embraced our concept of one-stop financial services shopping” added Toni Neal, president of Treaty Oak Financial Services, an affiliate of the bank that includes tax services, business advisory services, estate and trust planning and financial consulting among it’s capabilities.

“This has been an exhilarating and challenging experience” commented Bancorp Vice-Chairman Bill McLellan.  “But at conclusion we’re confident that our approach of selling stock broadly throughout the community will result in greater opportunity for our customers, our community, and our shareholders” added McLellan.

Treaty Oak Bancorp, Treaty Oak Bank, and Treaty Oak Financial Services share facilities at their renovated campus at Westlake Drive and Bee Cave Road in West Lake Hills.  In March of this year, Treaty Oak Bancorp purchased the former Texline State Bank of Texline, Texas, transferred its charter to Austin, and opened Treaty Oak Bank locally on September 10th.  Treaty Oak Bank’s grand opening is scheduled for October 14th, the public is invited.

End of Filing